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                                                                    EXHIBIT 99.4

                               NETWORK PLUS CORP.

                               OFFER TO EXCHANGE
                             UP TO 40,000 SHARES OF
              13.5% SERIES A1 CUMULATIVE PREFERRED STOCK DUE 2009
                                      FOR
                                40,000 SHARES OF
               13.5% SERIES A CUMULATIVE PREFERRED STOCK DUE 2009
                              ISSUED AND SOLD IN A
                      TRANSACTION EXEMPT FROM REGISTRATION
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Enclosed for your consideration is a Prospectus dated                , 1998
(as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Network Plus Corp. (the "Company") to exchange up to 40,000 shares of its 13.5% Series A1 Cumulative Preferred Stock Due 2009 (the "New Preferred Shares") for 40,000 shares of its 13.5% Series A Cumulative Preferred Stock Due 2009, issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Original Preferred Shares").

     We are asking you to contact your clients for whom you hold Original Preferred Shares registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Original Preferred Shares registered in their own name. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Original Preferred Shares to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

     Enclosed are copies of the following documents:

     1.  The Prospectus;

     2. A Letter of Transmittal for your use in connection with the tender of Original Preferred Shares and for the information of your clients;

     3. A form of letter that may be sent to your clients for whose accounts you hold Original Preferred Shares registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;

     4.  A form of Notice of Guaranteed Delivery; and

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. The Exchange Offer will expire at 5:00
p.m., Eastern Standard Time, on [day of week] [            ], 1998, unless
extended (the "Expiration Date"). Original Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

     To tender Original Preferred Shares, certificates for Original Preferred Shares or a Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any
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other required documents must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from American Stock Transfer Bank & Trust Company, the Exchange Agent, by calling 800-937-5449
or 718-921-8200.               .

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.